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EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                       Three Months ended March 31, 1996
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



                                           Primary
                                      -------------

Net loss                                 $  (17,122)
Less preferred stock dividends              (27,623)
                                      -------------

Net loss applicable to common stock         (44,745)

Weighted average shares outstanding       4,935,202

Effect of options and warrants              580,442
                                      -------------

Weighted average common and common
   equivalent shares                      5,515,644
                                      -------------

Net loss per common share                     $(.01)
                                      =============

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